Exhibit 99.1

VERTICAL COMPUTER SYSTEMS, INC. (“VCSY”) PURSUING SPIN-OFF OF PLOINKS, INC.

A Spin-Off of Ploinks, Inc. to VCSY Shareholders Will Create a Secure Personal and Private Communication Channel Company

RICHARDSON, TX-December 2, 2016-Vertical Computer Systems, Inc. (OTCQB: VCSY) announced today that its board of directors has authorized management to pursue a spin-off of the company’s subsidiary, Ploinks, Inc. (“Ploinks”).

Ploinks is in the personal private communications business. A spin-off would result in a stand-alone, publicly traded technology company.

“With the development of the company’s secure private communication platform utilizing its patented and patent pending IP, VCSY has reassessed its strategic growth priorities for the future,” stated VCSY’s President and Chief Executive Officer Richard Wade. “We now believe that pursuing a Ploinks spin-off makes sense for our shareholders. This will allow Ploinks to optimize its performance and flexibility to pursue its own path to create value in the private and personal communications space. A spin-off will also give VCSY the opportunity to further sharpen its focus on other applications utilizing its private communication platform both for development of its business enterprise and healthcare applications as well as potential licensing opportunities in connection with the “Internet of Things” (“IoT”) applications. This announcement is further evidence of our effort to create shareholder value and how we intend to leverage our IT portfolio to generate and grow new business for VCSY.”

Transaction Details

Ploinks will be preparing a Form 10 to file with the SEC as well as other related agreements and documents relating to the spin-off. VCSY and Ploinks will start the review process for hiring the executives and additional staff for Ploinks.

Information about Ploinks

Ploinks is currently developing two private communications apps: “Ploinks™” and “Ploinks for Business™”. Ploinks™ allows individual users to securely and privately view personal communications such as messages and images between one another while at the same time allowing users to maintain full control over their information utilizing Ploinks’ proprietary technology. Ploinks™ is for the individual who values personal control of his or her communications. Ploinks for Business™ is being designed to allow businesses to communicate privately with various third party constituents outside of their organization, such as fans, distributors, customers, and the like. Ploinks™ is scheduled for a soft launch on January 3, 2017.

Additional updates and news about VCSY may be found on the company’s Twitter feed at https://twitter.com/VCSYInc (or by searching for “@VCSYInc” on Twitter).

Certain matters contained in this news release concerning the spin-off of Ploinks, Inc., the anticipated timing of the spin-off, the anticipated management of the business to be spun-off, the anticipated net sales and market positions, and the outlook for the private personal communication sector as a separate business constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events. There can be no assurance that the proposed transaction or these future events will occur as anticipated, if at all, or that actual results will be as expected. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors, such as anticipated pricing, cost savings and reductions, competitive factors and other input costs, governmental regulations and market demand and economic conditions, that could delay or negatively impact the proposed transaction or private communication sector, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2015, entitled “Risk Factors.”

About Vertical Computer Systems, Inc.

Vertical Computer Systems, Inc. (OTCQB: VCSY) is a provider of administrative software, Internet core technologies, and derivative software application products through its distribution network. VCSY's main administrative software product is emPath™, which is developed and distributed by NOW Solutions, Inc., the Company's wholly-owned subsidiary. emPath™ is a payroll and human resources software application, which consists of a fully secure web based HRMS suite as well as a Software-as-a-Service (SaaS) solution. Ploinks, Inc., another subsidiary of VCSY, is a private communications channel company. VCSY's primary Internet core technologies include SiteFlash™ and the Emily™ XML Scripting Language, which can be used to build web services. To keep up with the latest VCSY news and to learn more about our 16-year history of innovation, please visit www.VCSY.com and our Twitter feed at https://twitter.com/VCSYInc (or by searching for “@VCSYInc” on Twitter).

About Ploinks, Inc.

Ploinks, Inc., is a software company that is developing private communications products. Two products in development include “Ploinks™”, a personal private communications channel and “Ploinks™ for Business”, a private communication product for businesses who wish to communicate with their outside constituents, including fans, customers, clients and other third parties (like distributors). Ploinks, Inc. is a subsidiary of Vertical Computer Systems, Inc. (OTCQB: VCSY).

Source:

Vertical Computer Systems, Inc.

(972) 437-5200

PRinfo@vcsy.com